   As filed with the Securities and Exchange Commission on November 20, 2000
                                                      Registration No. 333-47070


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           Worldwide Xceed Group, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                7373                        13-3006788
  (State or Other Jurisdiction          (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)        Classification Code Number)        Identification No.)

                     233 Broadway, New York, New York 10279
                                 (212) 553-3112
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                  Howard A. Tullman, Chief Executive Officer
                                   Xceed Inc.
                     233 Broadway, New York, New York 10279
                                 (212) 553-3112
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Victoria A. Baylin, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                             Washington, D.C. 20036
                                 (202) 887-4000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum      Proposed Maximum
                                         Amount to be                 Offering             Aggregate              Amount of
Title of Shares to be Registered       Registered (1)(3)(4)      Price Per Share (2)     Offering Price       Registration Fee (4)
Common Stock, par value $.01 per             291,426                 $0.9531               $277,759                  $74
  Share


(1) This Registration Statement also covers an indeterminate number of additional shares of common stock that may be issued to the selling shareholders, with respect to the shares of common stock registered hereby, in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

(2) The proposed maximum offering price per share is estimated for purposes of this filing pursuant to Rule 457(c) based upon the average of the high and low selling prices on November 17, 2000.

(3) Includes 183,273 shares of common stock underlying warrants issued to the selling shareholders on January 13, 2000 and 1,350,000 shares of common stock underlying warrants issued to the selling shareholders on April 4, 2000.

(4) A fee of $15,497 was previously paid to register 32,108,787 shares of common stock in connection with the filing of registration statement No. 333-47070.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2000

                          WORLDWIDE XCEED GROUP, INC.
                                  PROSPECTUS
                                    [LOGO]

                       32,400,213 Shares of Common Stock

     This prospectus relates to up to 32,400,213 shares of Common Stock of Worldwide Xceed Group, Inc. which may be offered from time to time by certain of our existing shareholders. We will not receive any of the proceeds from the sale of the Common Stock. We will bear the costs relating to the registration of the Common Stock which are estimated to be approximately $27,571.

     The Common Stock is being registered in connection with our issuance to Peconic Fund, Ltd., Leonardo, L.P. and HFTP Investment, L.L.C. of:

     - an aggregate of 30,000 shares of our Series A Cumulative Convertible Preferred Stock, par value $0.05 per share, issued on January 13, 2000 (including shares of Common Stock paid as dividends on the Series A Preferred Stock through December 31, 2000), of which Series A Preferred Stock, 3,212 shares have been converted into 4,426,148 shares of our Common Stock as of November 17, 2000;

     - Warrants to purchase an aggregate of 183,273 shares of our Common Stock, $0.01 par value per share, issued on January 13, 2000; and

     - Warrants to purchase an aggregate of 1,350,000 shares of our Common Stock issued on April 4, 2000.


We agreed to register for resale all of the shares of our Common Stock issuable to the above entities on conversion of the shares of Series A Preferred Stock and the Warrants issued to each of them. This prospectus also covers such additional shares of Common Stock as may be issuable to the selling shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.


     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices or at negotiated prices and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 12.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "XCED". On November 17, 2000, the last reported sale price for our Common Stock on the Nasdaq National Market was $0.9375 per share.

     Any investment in the shares of Common Stock included herein involves risk. See "Risk Factors" beginning on page 3 to read about certain risks you should consider before buying shares of our Common Stock.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. A registration relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under laws of any such jurisdiction.

                    The date of this prospectus is __, 2000

                               Table of Contents

Worldwide Xceed Group, Inc...........................................................   1
Risk Factors.........................................................................   3
Forward-Looking Statements...........................................................   6
Description of Series A Cumulative Convertible Preferred Stock and Related Warrants..   7
Selling Shareholders.................................................................  10
Plan of Distribution.................................................................  12
Use of Proceeds......................................................................  13
Legal Matters........................................................................  13
Experts..............................................................................  13
Where You Can Find More Information..................................................  13


                          WORLDWIDE XCEED GROUP, INC.

Our Business

     We are Interactive Architects who provide Internet professional services that seek to transform the way companies conduct eBusiness. Through our multi-disciplined methodology, we offer a full range of services that allow us to deliver end-to-end solutions enabling companies to capitalize on the reach and efficiency of the Internet. Our key competencies include:

     - strategy, research and consulting--creating specialized business plans and models to enable our clients to operate and improve their eBusinesses;

     - creative design--developing robust visual and interactive web site content and graphics;

     - technology integration--combining third-party products with our customized technology applications and components to create a specialized, technical infrastructure for our clients; and

     - marketing and branding--promoting our clients' eBusinesses, services and brands to their existing and target customers and industry segment.

     Our multi-disciplined methodology enables us to provide our clients with solutions to:

     - strengthen relationships with customers and business partners in both business-to-business and business-to-consumer environments;

     -  create new revenue and distribution opportunities; and

     - reduce costs and improve operating efficiencies, productivity and internal communications.

     Our strategic, technical and creative personnel collaborate to address the full range of end-to-end solutions required to meet the increasingly large and complex needs of an expanding, sophisticated client base. The industry in which we operate is time-to-market sensitive, and we believe that we provide faster project delivery than many of our competitors due to our ability to use previously developed technology applications for multiple client engagements. Our proven methodology provides a framework to assess and execute each stage of a client engagement. By delivering our services in a seamless and integrated fashion, we guide our clients from concept to launch and deployment of their eBusinesses.

   Our Market Opportunity

     The emergence and acceptance of the Internet as a new global medium has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. eBusiness, which is business that combines the reach and efficiency of the Internet with both emerging and existing technologies, is significant for many companies, regardless of industry or location. With the expanding creative and technical demands of supporting eBusiness, companies are increasingly outsourcing their eBusiness functions to capitalize on the competencies of Internet professional services companies.

   Recent Developments

     We were founded in 1979 and primarily manufactured and marketed first aid burn products and provided business travel services to corporations until 1998. During recent years, we decided to pursue a number of strategic acquisitions designed to shift our corporate focus to the provision of Internet professional services. As part of this decision, we changed our name from Water-Jel Technologies, Inc. to Xceed Inc. in March 1998. In November 2000 we changed our name again from Xceed Inc. to Worldwide Xceed Group, Inc.

     Since August 1998, we have acquired 12 companies engaged in operations such as Internet consulting, interactive marketing and e-commerce development strategies, custom software design, systems administration and strategic consulting for mergers and acquisitions, process management and large systems implementation. These acquisitions have allowed us to expand our existing Internet professional services operations, as well as develop a more expansive geographic presence. Through these acquisitions, personnel with expertise in systems solutions, consulting, eBusiness and e-commerce joined our company. We have grown from 237 employees as of August 31, 1999 to 470 employees as of November 16, 2000.

     Until recently, we operated three businesses that were not aligned with our current corporate focus. These three businesses were:

     - Water-Jel Technologies, our first aid burn product business, which we sold in January 2000;

     -  Journeycorp, our travel business, which we sold in July 2000; and

     -  Our Performance Enhancement business, which we sold in November 2000.

Our Offices

     Our principal executive offices are located at 233 Broadway, New York, New York 10279. Our telephone number at that location is (212) 553-3112. We also have offices in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, Chandler (Arizona), Sausalito, Amsterdam and London. Our Internet address is www.xceed.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below, as well as the discussion of risks in our annual report on Form 10-K for the fiscal year ended August 31, 2000, and other information contained or incorporated by reference in this prospectus before deciding whether to invest in our Common Stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose part or all of your investment.

                              RISKS RELATED TO OUR
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

THE CONVERSION OF OUR SERIES A PREFERRED STOCK AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

     On January 13, 2000, we issued 30,000 shares of our Series A Preferred Stock, $1,000 stated value per share, and warrants to purchase an aggregate of 183,273 shares of our Common Stock at an exercise price of $50.10 per share, subject to adjustment. In addition, on April 4, 2000, we issued Warrants to purchase an aggregate of 1,350,000 shares of our Common Stock at an exercise price of $15.75 per share, subject to adjustment. As of November 17, 2000, the selling shareholders have converted 3,212 shares of Series A Preferred Stock into 4,426,148 shares of our Common Stock. The shares of Series A Preferred Stock are currently convertible at a floating rate based on the market price of our Common Stock, provided the conversion price may not exceed $36.00 per share, subject to adjustment. As a result, the lower the price of our Common Stock at the time of conversion, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 9 under "Description of Series A Cumulative Convertible Preferred Stock and Related Warrants - Series A Cumulative Convertible Preferred Stock."

     To the extent the Series A Preferred Stock is converted or dividends on the Series A Preferred Stock are paid in shares of Common Stock rather than cash, a significant number of shares of Common Stock may be sold into the market, which could decrease the price of our Common Stock and encourage short sales. Short sales could place further downward pressure on the price of our Common Stock. In that case, we could be required to issue an increasingly greater number of shares of our Common Stock upon future conversions of the Series A Preferred Stock, sales of which could further depress the price of our Common Stock.

     The conversion of and payment of dividends in shares of Common Stock in lieu of cash on the Series A Preferred Stock may result in substantial dilution to the interests of other holders of our Common Stock. Although no selling shareholder may convert its Series A Preferred Stock if upon such conversion the selling shareholder together with its affiliates would have acquired a number of shares of Common Stock which, when added to the number of shares of Common Stock held would exceed 4.99% of our then outstanding Common Stock, including for purposes of such determination shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock which have not been converted, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding Common Stock while never holding more than 4.99% at any specific time.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

     Some events over which you have no control could result in the issuance of additional shares of our Common Stock, which would dilute your ownership percentage in Xceed. We may issue additional shares of Common Stock or preferred stock:

     -  to raise additional capital or finance acquisitions;

     - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

     -  in lieu of cash payment of dividends.

     As of November 17, 2000, other than the Warrants issued to the holders of the Series A Preferred Stock on January 13, 2000 and April 4, 2000, there were outstanding warrants to acquire an aggregate of 4,726,562 shares of Common Stock, and there were outstanding options to acquire an aggregate of 10,218,564 shares of Common Stock. If converted or exercised, these securities will dilute your percentage ownership of Common Stock. These securities, unlike the Common Stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of Common Stock that may be acquired upon conversion or exercise would increase. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the Series A Preferred Stock could increase substantially if the market price of our Common Stock decreases during the period the Series A Preferred Stock are outstanding.

     For example, the number of shares of Common Stock that we would be required to issue upon conversion of all 26,788 shares of Series A Preferred Stock outstanding as of November 17, 2000, excluding shares issued as accrued dividends, would increase from approximately 28.9 million shares, based on the applicable conversion price of $0.9276 per share as of November 17, 2000, to approximately:

     -  38.5  million shares if the applicable conversion price decreased 25%;

     -  57.8  million shares if the applicable conversion price decreased 50%;
              or

     -  115.5 million shares if the applicable conversion price decreased 75%.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

     If our shareholders sell substantial amounts of our Common Stock, including shares issued upon the exercise of outstanding options and upon conversion of the Series A Preferred Stock and exercise of the related Warrants, the market price of our Common Stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of November 17, 2000, we had outstanding 28,574,138 shares of Common Stock and options to acquire an aggregate of 10,218,564 shares of Common Stock, of which 3,781,645 options were vested and exercisable. As of November 17, 2000, of the shares that are currently outstanding, 20,933,525 are freely tradeable in the public market and 2,678,880 are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (a) one percent of the number of shares of Common Stock then outstanding (which for Xceed was 285,742 shares as of November 17, 2000); or (b) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by shareholders of a substantial amount of our Common Stock could adversely affect the market price of our Common Stock.

WE MAY BE REQUIRED TO PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES A PREFERRED STOCK IF SPECIFIC EVENTS OCCUR.

     In accordance with the terms of the documents relating to the issuance of the Series A Preferred Stock, we are required to pay substantial penalties to a holder of the Series A Preferred Stock under specified circumstances, including, among others,

     . the delisting or suspension from trading of our Common Stock from Nasdaq for a period of five consecutive trading days;

     . notice by Xceed or our transfer agent to any holder of Series A Preferred Stock of our intention not to comply with a request for conversion of any shares of Series A Preferred Stock;

     . our failure to deliver shares of our Common Stock upon conversion of the Series A Preferred Stock or upon exercise of the related Warrants after a proper request; or

     . our breach of any provisions of the Certificate of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Stock, the related Warrants, and the subscription agreement and registration rights agreement both dated January 13, 2000.

IF OUR COMMON STOCK IS REMOVED FROM NASDAQ, THE MARKETABILITY OF OUR COMMON STOCK WILL BE DECREASED SUBSTANTIALLY.

     Our Common Stock is currently traded on the Nasdaq National Market. There can be no assurance that our Common Stock will maintain the minimum bid price and continue to be listed on Nasdaq. The requirements for continued listing on such Nasdaq include, among other things, a requirement that our Common Stock maintain a minimum bid price of $1.00 per share. Our Common Stock has traded at prices below $1.00 per share in the recent past. In addition, in order to maintain our Nasdaq listing, we are required to comply with the guidance of the National Association of Securities Dealers, Inc. regarding "future priced securities." We believe that the Series A Preferred Stock and the related Warrants of the selling shareholders complies with the guidance and criteria set forth by the NASD with regard to such future priced securities. Any removal from Nasdaq would have a material adverse effect on both the price and the liquidity of our Common Stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS.

     The market price for our Common Stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

     .  actual or anticipated variations in our quarterly operating results;

     . announcements of technological innovations, increased cost of operations or new products or services by us or our competitors;

     .  changes in financial estimates by securities analysts;

     . conditions or trends in the Internet and/or interactive architect industries;

     . changes in the economic performance and/or market valuations of other interactive architects or digital strategy companies;

     . volatility in the stock markets, particularly with respect to Internet stocks, and decreases in the availability of capital for Internet-related businesses;

     . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     .  additions or departures of key personnel;

     . transfer restrictions on our outstanding shares of Common Stock or sales of additional shares of Common Stock; and

     .  pending or potential litigation.

       From November 18, 1999, through November 17, 2000, the high and low sales prices for our Common Stock fluctuated between $48 and $0.6875. On November 17, 2000, the closing price of our Common Stock was $0.9375. In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the price of our Common Stock to fall.

                          FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of these forward-looking statements include, but are not limited to:



     .  expectations of anticipated benefits of our acquisitions;

     .  estimates of future operating results;

     . expectations of generating a significant portion of our revenues from a limited number of large clients;

     .  plans to further develop and commercialize value-added services;

     . expectations regarding our relationships with clients and other third parties;

     .  expectations of pricing for our services in the future;



     .  our anticipated capital expenditures; and

     . other statements contained in this prospectus or incorporated by reference in this prospectus regarding matters that are not historical facts.


     These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from the future results indicated, expressed or implied in the forward-looking statements included in this prospectus.

     All forward-looking statements made in this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

                                DESCRIPTION OF
     SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK AND RELATED WARRANTS

General

     On January 13, 2000, we closed a private offering of our securities pursuant to the terms of a subscription agreement with the three selling shareholders. Pursuant to the terms of the subscription agreement, we issued to the selling shareholders:

     . 30,000 shares of Series A Preferred Stock having a par value of $.05 per share and a stated value of $1,000 per share; and

     . Warrants to purchase 183,273 shares of our Common Stock at an exercise price of $50.10 per share, subject to adjustment.

In exchange for the issuance of the Series A Preferred Stock and the Warrants, the selling shareholders paid us an aggregate of $30,000,000 to be used by us for working capital and general corporate purposes, including strategic acquisitions and investments, hiring of additional personnel and technical upgrades of systems. As of November 17, 2000, the selling shareholders have converted 3,212 shares of Series A Preferred Stock into 4,426,148 shares of our Common Stock. Pursuant to a covenant in the subscription agreement, we obtained shareholder approval of the issuance on January 13, 2000, of the Series A Preferred Stock and Warrants at a special meeting of shareholders held on October 5, 2000.

     On April 4, 2000, we issued to the selling shareholders additional Warrants to purchase an aggregate of 1,350,000 shares of our Common Stock at an exercise price of $15.75 per share, subject to adjustment. In exchange for the issuance of these additional Warrants, the selling shareholders agreed to the amendment of certain of the terms of:

     . the Certificate of Designation, Preferences, and Rights of Series A Cumulative Convertible Preferred Stock;

     . the subscription agreement dated January 13, 2000 between Xceed and the selling shareholders; and

     . the registration rights agreement dated January 13, 2000 between Xceed and the selling shareholders.

     The following table illustrates the amount of each security issued to each selling shareholder pursuant to the subscription agreement dated January 13, 2000 and the agreement dated April 4, 2000.

                                            Series A             Warrants Issued on         Warrants Issued on
         Selling Shareholder             Preferred Stock          January 13, 2000            April 4, 2000
-----------------------------------   ----------------------    ----------------------    ----------------------

Leonardo, L.P......................           10,000                    61,091                   450,000
Peconic Fund, Ltd..................           10,000                    61,091                   300,000
HFTP Investment, L.L.C.............           10,000                    61,091                   600,000

Series A Cumulative Convertible Preferred Stock

     The Series A Preferred Stock pays a 4% quarterly dividend and has no voting rights. The dividend accumulates daily on each share of Series A Preferred Stock whether or not earned or declared, until such share has been converted or redeemed. If we do not pay a dividend for a particular quarter, the dividends accumulate and compound quarterly until paid. We have the option to pay a dividend by increasing the aggregate value of the Series A Preferred Stock by the amount of the unpaid dividend; provided that we give timely notice of our election to do so in advance of a dividend payment date. The aggregate value for each share of Series A Preferred Stock is the sum of the stated value of each such share, plus accumulated but unpaid dividends thereon.

     The Series A Preferred Stock ranks senior to our Common Stock with respect to dividend rights and preferences as to distributions and payments, and to date, we have not issued any security that ranks on parity with the Series A Preferred Stock. The holders of at least two-thirds of the Series A Preferred Stock must consent in writing before we may: (i) issue any additional shares of Series A Preferred Stock; (ii) issue any stock that ranks senior to, or on parity with, the Series A Preferred Stock; or (iii) amend our Certificate of Incorporation or Bylaws or file any resolution of our Board of Directors that would adversely affect or impair the rights of the holders of the Series A Preferred Stock.

     Upon the occurrence of an Extraordinary Transaction, as defined in the Certificate of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Stock, each holder of Series A Preferred Stock has the right to cause us to redeem any of our shares of Series A Preferred Stock at a redemption price per share equal to 120% of the aggregate value of such preferred stock. In the event of a Triggering Event, as defined in the Certificate of Designation, each selling shareholder has the right to cause us to redeem any of our shares of Series A Preferred Stock at a redemption price per share equal to 125% of the aggregate value of such preferred stock. Extraordinary Transactions include, without limitation, such events as our merger, consolidation or other business combination with or into another corporation, and the transfer of all or substantially all of our assets to another entity. Triggering Events include, without limitation, such events as the delisting of our Common Stock from the Nasdaq National Market or our failure to deliver shares of our Common Stock upon conversion of the Series A Preferred Stock after a proper request.

     In addition to the foregoing, we have the right to redeem all of the outstanding shares of Series A Preferred Stock at any time at a redemption price per share equal to 110% of the aggregate value of such preferred stock plus: (i) 1% of such aggregate value per share for each month since January 13, 2000, up to a maximum redemption price equal to 140% of the aggregate value; and (ii) accumulated but unpaid dividends that have not been previously added to the aggregate value.

     Each selling shareholder may convert any portion of its shares of Series A Preferred Stock into Common Stock at any time. Subject to certain restrictions, conditions and limitations as set forth in the Certificate of Designation, we could have chosen to convert any portion of the Series A Preferred Stock into Common Stock at any time prior to October 13, 2000. The number of shares of Common Stock issuable upon conversion by either the selling shareholders or us is determined by dividing the aggregate value of the Series A Preferred Stock plus unpaid dividends by the applicable conversion price. The conversion price applicable to a specific conversion shall be the lowest of the daily weighted average trading prices on the Nasdaq National Market as reported by Bloomberg, L.P. during the ten trading days immediately preceding and including the date of conversion. Notwithstanding the foregoing, we have a mandatory conversion right to convert the Series A Preferred Stock into Common Stock provided the closing price of our Common Stock exceeds $54 for 30 consecutive trading days. On January 13, 2005 or such later date agreed to by us and the selling shareholders, we must convert all of the outstanding shares of Series A Preferred Stock into Common Stock in accordance with the terms of the Certificate of Designation.

     The following table sets forth the number of shares of Common Stock we would be required to issue upon conversion of the 26,788 shares of Series A Preferred Stock outstanding as of November 17, 2000, at an assumed conversion price of $0.9276 per share of Common Stock as of November 17, 2000, and the resulting percentage of our total shares of Common Stock outstanding after such a conversion. The table also sets forth the number of shares of Common Stock we would be required to issue assuming: (1) increases of 25%, 50% and 75% in the assumed conversion price; and (2) decreases of 25%, 50% and 75% in the assumed conversion price.


Assumed Conversion Price Per Share       Approximate Number of Shares of Common        Percentage of Common Stock After
          of Common Stock                  Stock Issuable Upon Conversion (1)                   Conversion (2)
-----------------------------------     ---------------------------------------     -------------------------------------

$1.6233         (+75%)                              16.5 million                                     36.6%
$1.3914         (+50%)                              19.3 million                                     40.3%
$1.1595         (+25%)                              23.1 million                                     44.7%
$0.9276                                             28.9 million                                     50.3%
$0.6957         (-25%)                              38.5 million                                     57.4%
$0.4638         (-50%)                              57.8 million                                     66.9%
$0.2319         (-75%)                             115.5 million                                     80.2%

(1) The number of shares of Common Stock issuable upon conversion and the percentage of outstanding Common Stock after such conversion set forth above do not take into account any shares of Common Stock that may be issuable as dividends on the Series A Preferred Stock or upon exercise of the Warrants issued in connection with the sale of the Series A Preferred Stock.

(2) Calculated based on 28,574,138 shares of Common Stock issued and outstanding as of November 17, 2000.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Xceed, the selling shareholders are entitled to receive, before any amount is paid to the holders of any subordinate securities, cash in an amount per share of Series A Preferred Stock equal to the aggregate value of such preferred stock.

Warrants

     The Warrants issued on January 13, 2000 to purchase 183,273 shares of our Common Stock at an exercise price of $50.10 per share, subject to adjustment, are exercisable for a term of five years ending on January 13, 2005. The Warrants issued on April 4, 2000 to purchase 1,350,000 shares of our Common Stock at an exercise price of $15.75 per share, subject to adjustment, are exercisable for a term of five years ending on April 4, 2005.

     The respective terms of the Warrants issued to the selling shareholders on January 13, 2000 and April 4, 2000, are virtually identical. Upon the occurrence of certain events as summarized below and more fully set forth in the Warrants, the number and kinds of securities purchasable upon exercise of the Warrants and the exercise price are subject to adjustment.

     . In the case of a "triggering event," as defined in the Warrants to include, among other things, our merger or consolidation where we are not the surviving entity, or the transfer of all or substantially all our assets to another entity, the selling shareholders will be entitled to receive at the then-current exercise price of the Warrants, including any adjustments, cash and property to which the selling shareholders would have been entitled had they exercised the Warrants immediately prior to such triggering event.

     . In the event we effect: (i) a stock-split or subdivision of our Common Stock, the Warrant exercise price will be proportionately reduced to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision; or (ii) a reverse stock-split or combination of the Common Stock, the Warrant exercise price will be proportionately increased to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such combination.

     . In the event we pay a stock dividend, or make any other distribution of the Common Stock to our shareholders, the Warrant exercise price will be adjusted, as at the record date set for such stock dividend or distribution, to the price determined by multiplying the Warrant exercise price in effect prior to such record date by the fraction in which: (i) the numerator equals the total shares of Common Stock outstanding immediately prior to such stock dividend or distribution; and (ii) the denominator equals the total shares of Common Stock outstanding immediately after such stock dividend or distribution.

     . In the event we pay a dividend, make any distribution (other than as described above) of our assets with respect to our Common Stock, or offer options or rights to subscribe for shares of Common Stock, then each selling shareholder holding a Warrant will receive what each would have received had it exercised its Warrant in full prior to the record date of such dividend or distribution.

    . In the event we issue "additional shares of Common Stock," as defined in the Warrants, without consideration or at a price per share less than the lower of the Warrant exercise price or the closing price of our Common Stock on the date preceding such issuance, then the Warrant exercise price will be adjusted to the price determined by multiplying the Warrant exercise price by the fraction in which: (i) the numerator equals the total shares of Common Stock outstanding immediately prior to such issuance, plus the number of shares of Common Stock equal in value to the aggregate consideration for the issued "additional shares of Common Stock," based on a price equal to the greater of the Warrant exercise price or the closing price of our Common Stock on the date preceding such issuance; and (ii) the denominator equals the total shares of Common Stock outstanding immediately after such issuance.

     . In the event we issue "common stock equivalents," as defined in the Warrants, at a price per share less than the lower of the Warrant exercise price or the closing price of our Common Stock on the date preceding such issuance, then the Warrant exercise price will be adjusted to the price determined by multiplying the Warrant exercise price by the fraction in which: (i) the numerator equals the total shares of Common Stock outstanding immediately prior to such issuance, plus the number of shares of Common Stock equal in value to the aggregate consideration for the issued "common stock equivalents," based on a price equal to the greater of the Warrant exercise price or the closing price of our Common Stock on the date preceding such issuance; and (ii) the denominator equals the total shares of Common Stock outstanding immediately after such issuance.

     . In the event we purchase, redeem or otherwise acquire any shares of our Common Stock at a price per share greater than the closing price of our Common Stock on the date preceding such event then the Warrant exercise price will be adjusted to the price determined by multiplying the Warrant exercise price by the fraction in which: (i) the numerator equals the total shares of Common Stock outstanding immediately prior to such event, minus the number of shares of Common Stock equal in value to the aggregate consideration for the total number of shares of Common Stock purchased, redeemed or otherwise acquired at the applicable closing price; and (ii) the denominator equals the total shares of Common Stock outstanding immediately after such event.

     . Upon the adjustment of the Warrant exercise price as a result of any of the events set forth above, the number of shares of Common Stock underlying the Warrants will be adjusted to the amount obtained by multiplying the number of shares of Common Stock underlying the Warrants immediately prior to such Warrant exercise price adjustment by the fraction in which: (i) the numerator equals the Warrant exercise price prior to such adjustment; and (ii) the denominator equals the adjusted Warrant exercise price.


                             SELLING SHAREHOLDERS

     The shares of Common Stock being offered by the selling shareholders are issuable (1) upon conversion of, or issuance of Common Stock dividends on the Series A Preferred Stock or (2) upon exercise of the related Warrants. For additional information regarding the Series A Preferred Stock, see "Description of Series A Cumulative Convertible Preferred Stock and Related Warrants -- Series A Cumulative Convertible Preferred Stock." We are registering the shares in order to permit the selling shareholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the Series A Preferred Stock and the related Warrants, the selling shareholders have not had any material relationship with us within the past three years.

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the Common Stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of Common Stock, based on its ownership of Series A Preferred Stock and related Warrants, that would have been issuable to the selling shareholders on November 17, 2000 assuming conversion of all Series A Preferred Stock, accrued dividends and the exercise of all Warrants held by such selling shareholders on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series A Preferred Stock is based on a formula that depends on the market price of our Common Stock, the numbers listed in the second column may fluctuate from time to time. The third column lists each selling shareholder's pro rata portion, based on its ownership of Series A Preferred Stock, of the 32,400,213 shares of Common Stock being offered by this prospectus, which includes shares of Common Stock paid as dividends on the Series A Preferred Stock through December 31, 2000.

     We determined the number of shares of Common Stock to be offered for resale by this prospectus in order to adequately cover a reasonable increase in the number of shares of Common Stock required. Our calculation of the number of shares to be offered for resale assumes a conversion price of $1.00. In accordance with the terms of the registration rights agreement with the holders of the Series A Preferred Stock, this prospectus covers the resale of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock to the extent such number of shares of Common Stock exceeds the number of shares of Common Stock included in the amended registration statement we filed with the SEC on April 11, 2000, excluding the shares of Common Stock issuable upon exercise of the related Warrants. Because the conversion of the Series A Preferred Stock into Common Stock is based on a formula that depends upon the market price of our Common Stock, the number of shares that will actually be issued upon conversion may be more than the 32,400,213 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling shareholder.

     Under the Certificate of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Stock and under the terms of the Warrants, no selling shareholder may convert shares of Series A Preferred Stock or exercise the Warrants, respectively, to the extent such conversion or exercise would cause such selling shareholder's beneficial ownership of our Common Stock (other than deemed beneficially owned through ownership of unconverted shares of the Series A Preferred Stock and exercise of the related Warrants) to exceed 4.99% of the outstanding shares of our Common Stock. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                      Securities                 Securities Which                 Securities
                              Beneficially Owned Prior to        May be Sold in the               To Be Owned
    Name of Shareholder                Offering                      Offering                  After Offering (1)

Leonardo, L.P.(2)                      10,467,433                  10,800,071                          0

Peconic Fund, Ltd.(3)                  10,317,433                  10,650,071                          0

HFTP Investment, L.L.C.(4)             10,617,433                  10,950,071                          0

(1) Assumes all shares of Common Stock underlying the Series A Preferred Stock and related Warrants will be sold by the selling shareholders.

(2) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of Leonardo, L.P. and consequently has voting control and investment discretion over securities held by Leonardo, L.P. Angelo Gordon disclaims beneficial ownership of the shares held by Leonardo, L.P. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon.

(3) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Peconic Fund, Ltd. ("Peconic") and consequently has voting control and investment discretion over securities held by Peconic. Ramius Capital disclaims beneficial ownership of the shares held by Peconic. Mr. Peter A. Cohen, Mr. Morgan B. Stark and Mr. Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital.

(4) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.


                              PLAN OF DISTRIBUTION

     We have filed a registration statement relating to the shares of Common Stock being offered hereunder in connection with the Registration Rights Agreement, dated January 13, 2000, by and among Xceed, Leonardo, L.P., Peconic Fund, Ltd. and HFTP Investment, L.L.C. and the Agreement, dated April 4, 2000, by and among Xceed, Leonardo, L.P. Peconic Fund, Ltd. and HFTP Investment, L.L.C.

     The selling shareholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and sell the shares of Common Stock covered by this prospectus from time to time as follows:

     .  in the open market

     .  on the Nasdaq National Market;

     .  in privately negotiated transactions;

     .  in an underwritten offering; or

     .  a combination of such methods or any other legally available means.

Such sales may be made at varying prices determined by reference to, among other things:

     .  market value prevailing at the time of the sale;

     .  prices related to the then-prevailing market price; or

     .  negotiated prices.


Negotiated transactions may include:

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

     . block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

   In connection with distributions of our Common Stock, any selling shareholder may:

     . enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our Common Stock in the course of hedging the positions they assume with the selling shareholders;

     . sell our Common Stock short and deliver the Common Stock to close out such short positions;

     . enter into option or other transactions with broker-dealers that involve the delivery of our Common Stock to the broker-dealers, which may then resell or otherwise transfer such Common Stock; and

     . loan or pledge our Common Stock to a broker-dealer which may then sell our Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     Broker dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. The selling shareholders and any broker executing selling orders on behalf of the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                USE OF PROCEEDS

     The shares of Common Stock covered by this prospectus will be offered for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares of Common Stock. The principal reason for this offering is to enable the selling shareholders to resell the Common Stock they acquire on the conversion of the Series A Preferred Stock and the exercise of the Warrants.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     The consolidated financial statements for the year ended August 31, 2000 and 1999, incorporated in this prospectus by reference from the company's annual report on Form 10-K for the year ended August 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated financial statements for the fiscal year ended August 31, 1998 incorporated in this prospectus by reference to our annual report on Form 10-K for the fiscal year ended August 31, 2000, has been audited by Holtz Rubenstein & Co., LLP, independent auditors, as stated in their report, which is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     . Our Definitive Proxy Statement on Form 14A for the special meeting of shareholders held on October 5, 2000, filed with the SEC on September 8, 2000;


     . Our Annual Report on Form 10-K for the year ended August 31, 2000, filed with the SEC on November 16, 2000;

     . Our Current Report on Form 8-K filed with the SEC on September 22, 2000; and

     .  Our Current Report on Form 8-K filed with the SEC on November 6, 2000.


     You may request a copy of these documents, which will be provided to you at no cost, by contacting: Worldwide Xceed Group Inc., 233 Broadway, New York, New York, 10279, Attention: Investor Relations, (212) 553-2427.

 You should rely only on the information
 contained or incorporated by reference in this            32,400,213 Shares
 prospectus. We have not authorized anyone to
 provide you with different or additional           [WORLDWIDE XCEED GROUP LOGO]
 information.  This prospectus is not an offer
 to sell nor is it seeking an offer to buy                    Common Stock
 shares of our Common Stock in any jurisdiction
 where the offer or sale is not permitted.  The                PROSPECTUS
 information contained or incorporated by                      ----------
 reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our Common Stock.



                    TABLE OF CONTENTS
                    -----------------

                                                        Page
                                                        ----

Worldwide Xceed Group, Inc..............................  1
Risk Factors............................................  3
Forward-Looking Statements..............................  6
Description of Series A Cumulative Convertible
 Preferred Stock and Related Warrants...................  7
Selling Shareholders.................................... 10
Plan of Distribution.................................... 12
Use of Proceeds......................................... 13
Legal Matters........................................... 13
Experts................................................. 13
Where You Can Find More Information..................... 13

                                                                        , 2000

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution


We estimate that expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, will be as follows:

                           Item                                     Amount

Registration Fee..........................................       $    15,571
NASDAQ National Market listing fee........................       $         0
Attorneys' fees and expenses..............................       $     7,000
Accountants' fees and expenses............................       $         0
Printing and engraving....................................       $     5,000
Registrar's fees and expenses.............................       $         0
Miscellaneous.............................................       $         0
                                                                 -----------

     Total................................................       $    27,571



Item 15.    Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933.

     Our certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law.

Statutory Provisions

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any persons who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

     An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person.

Our Charter Provisions

     Our certificate of incorporation limits the director's liability for monetary damages to our company and its shareholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law as described above under "Statutory Provisions."

     To the extent indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit
-------

Number
------

4(a) Form of Common Stock Purchase Warrant issued by Xceed Inc. to each of Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. on January 13, 2000 (1)

4(b) Form of Common Stock Purchase Warrant issued by Xceed Inc. to each of Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. on April 4, 2000 (2)

5(a)   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10(a) Subscription Agreement dated January 13, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C.(1)

10(b) Registration Rights Agreement dated January 13, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. (1)

10(c) Agreement dated April 4, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. (2)

23(a) Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5(a))

23(b)  Consent of Deloitte & Touche LLP

23(c)  Consent of Holtz Rubenstein & Co., LLP

24(a)  Power of Attorney (included on signature page of this Form S-3)

(1) Incorporated by reference from our Current Report on Form 8-K, dated January 17, 2000 and filed with the Commission on January 20, 2000.

(2) Incorporated by reference from our Current Report on Form 8-K dated April 4, 2000 and filed with the Commission on April 5, 2000.

Item 17.              Undertakings

     We hereby undertake:

(a)(1)    To file, during any period in which we offer or sell securities, a
          post-effective amendment to this   registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) To supplement the prospectus, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Xceed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Worldwide Xceed Group, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on November 17, 2000.


                                   WORLDWIDE XCEED GROUP, INC.
                                             By: /s/ Howard A. Tullman
                                                 ----------------------
                                             Name: Howard A. Tullman
                                             Title: Chief Executive Officer

                               POWER OF ATTORNEY


KNOWN BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard A. Tullman and Scott A. Mednick, and each of them his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                Title                               Date
             ---------                                -----                               ----
/s/Scott A. Mednick                       Chairman                                   November 17, 2000
------------------------------------
Scott A. Mednick

/s/Howard A. Tullman                      Chief Executive Officer                    November 17, 2000
------------------------------------      (principal executive officer)
Howard A. Tullman

/s/Douglas C. Laux                        Chief Financial Officer (principal         November 17, 2000
------------------------------------      financial and accounting officer)
Douglas C. Laux

                                          Director                                   November __, 2000
------------------------------------
John A. Bermingham

/s/Norman Docteroff                       Director                                   November 17, 2000
------------------------------------
Norman Docteroff

/s/Terry A. Anderson                      Director                                   November 17, 2000
------------------------------------
Terry A. Anderson

/s/Edward Bennett                         Director                                   November 17, 2000
------------------------------------
Edward Bennett

/s/Stuart Emanuel                         Director                                   November 17, 2000
------------------------------------
Stuart Emanuel